EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 19, 2016, relating to the consolidated and combined financial statements and financial statement schedules of Urban Edge Properties, and the effectiveness of Urban Edge Properties’ internal control over financial reporting (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and includes an explanatory paragraph regarding the allocations of certain expenses as discussed in Note 2, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), appearing in the Annual Report on Form 10-K of Urban Edge Properties for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
August 5, 2016